Pricing Supplement No. 68 dated                 Filed pursuant to Rule 424(b)(5)
April 4, 2005.                                               File No. 333-112244
(To Prospectus dated September 7, 2004 and
Prospectus Supplement dated September 7, 2004)
This Pricing Supplement consists of 2 pages.

                         HARTFORD LIFE INSURANCE COMPANY
                                    DEPOSITOR

                            FIXED RATE INCOMENOTES(sm)
                                 ISSUED THROUGH

                   HARTFORD LIFE GLOBAL FUNDING TRUST 2005-047

                    5.625% CALLABLE NOTES DUE APRIL 15, 2020

The description in this pricing supplement of the particular terms of the 5.625% IncomeNotes(sm) offered hereby and the Funding Agreement sold by Hartford Life Insurance Company to the Trust specified herein supplements the description of the general terms and provisions of the notes and the funding agreements set forth in the accompanying prospectus and prospectus supplement, to which reference is hereby made.

                        PROVISIONS RELATING TO THE NOTES

Principal Amount:            $1,637,000.00               Interest Rate:                 5.625%

Price to Public:             100%                        Issuance Date:                 April 7, 2005

Net Proceeds to Trust:       $1,604,260.00               Stated Maturity Date:          April 15, 2020

Agent's Discount:            2.00%                       Initial Interest Payment Date: October 15, 2005

CUSIP Number:                41659FCP7                   Interest Payment Frequency:    Semi-Annually

Day Count Convention:        30/360                      Regular Record Dates:  15 days prior to an Interest Payment Date.

Optional Redemption:   Yes [X]    No [ ]                 The Survivor's Option  [X] is   [ ]  is not  available
   Optional Redemption Date: April 15, 2008 or any           Annual Put Limitation:   $1 million or 1%
                    Interest Payment Date thereafter.        Individual Put Limitation: $250,000
   Initial Redemption Percentage:   100%                     Trust Put Limitation:  N/A
   Annual Percentage Reduction:     N/A
   Redemption may be:  [X]  In whole only.               Authorized Denominations:   $1,000 integral amounts.
                       [ ]  In whole or in part.

Securities Exchange Listing:   None.

Special Tax Considerations:    None.                     Other Provisions Relating to the Notes: None.

Agents: Bear, Stearns & Co. Inc., A.G. Edwards & Sons, Inc., Banc of America Securities LLC, Charles Schwab & Co., Inc., Citigroup, HSBC, JPMorgan, Merrill Lynch & Co., Morgan Stanley, Raymond James, RBC Dain Rauscher, Inc., Scott & Stringfellow, Inc., UBS Financial Services, Inc., Wachovia Securities, WM Financial Services

                  INFORMATION RELATING TO THE FUNDING AGREEMENT

Funding Agreement Provider: Hartford Life Insurance Company

Funding Agreement:           FA-405047                   Interest Rate:                 5.625%

Contract Payment:            $1,637,015.00               Effective Date:                April 7, 2005

Deposit Amount :             $1,604,275.00               Stated Maturity Date:          April 15, 2020
(if different from Contract Payment)

Day Count Convention:        30/360                      Initial Interest Payment Date: October 15, 2005

Special Tax Considerations:  None.                       Interest Payment Frequency:    Semi-Annually

Optional Redemption:   Yes [X]    No [ ]                 Survivor Option:  Under the Funding Agreement, Hartford Life
Optional Redemption Date: April 15, 2008 or any             Insurance Company  [X] is   [ ] is not required
                  Interest Payment Date thereafter.         to provide the Trust with amounts it needs to
   Initial Redemption Percentage: 100%                      honor valid exercises of the Survivor's Option.
   Annual Percentage Reduction:   N/A
   Redemption may be:  [X]  In whole only.               Other Provisions Relating to the Funding Agreement:  None.
                       [ ]  In whole or in part.

Note: The Opinion regarding the enforceability of the Funding Agreement and the related Consent of Counsel for Hartford Life Insurance Company is given by Jonathan Mercier, Counsel.

  INFORMATION PERTAINING TO THE RATINGS OF THE NOTES AND THE FUNDING AGREEMENT

It is anticipated that, as of April 7, 2005, both the Notes and the Funding Agreement will be rated by the indicated rating agencies as follows:

                  Standard & Poor's:  AA-            Moody's: Aa3

The Moody's rating also extends to the Program under which the Notes are issued.